AMENDED SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                                THE POTOMAC FUNDS
                                       AND
                         RAFFERTY ASSET MANAGEMENT, LLC

      Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the "Trust") and Rafferty Asset Management, LLC (the "Rafferty"), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

                                              Advisory Fee as a % of
                                                 Average Daily Net
Portfolios of the Trust                       Assets Under Management
-----------------------                       -----------------------

Japan/Long Fund                                      0.75%

Japan/Short Fund                                     0.90%

U.S. Plus Fund                                       0.75%

U.S./Short Fund                                      0.90%

OTC Plus Fund                                        0.75%

OTC/Short Fund                                       0.90%

Money Market Fund                                    0.50%

Small Cap Plus Fund                                  0.75%

Small Cap/Short Fund                                 0.90%

Dow Plus Fund                                        0.75%

Dow/Short Fund                                       0.90%

Internet Plus Fund                                   0.75%

Internet/Short Fund                                  0.90%


Dated:  September __, 1997, as last amended on November __, 1999